Exhibit 10.1

THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of August 14, 2019, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and TRICIDA, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of April 4, 2014, as amended by that certain First Amendment to Lease dated as of August 2, 2017 (the “First Amendment”), and as further amended by that certain Second Amendment to Lease dated as of November 7, 2017 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 26,897 rentable square feet (the “Existing Premises”) in a building located at 7000 Shoreline Court, South San Francisco, California. The Existing Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) extend the Term of the Lease, and (ii) expand the size of the Premises leased by Tenant by adding that portion of the Building consisting of approximately 19,177 rentable square feet on the third floor of the east wing of the Building (the “Second Expansion Premises”), as shown on Exhibit A attached to this Third Amendment.
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Second Expansion Premises. In addition to the Existing Premises, commencing on the Second Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises.

2.
Delivery. Landlord shall use reasonable efforts to deliver the Second Expansion Premises to Tenant on or before the Target Second Expansion Premises Commencement Date with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”). If Landlord fails to Deliver the Second Expansion Premises on or before the Target Second Expansion Premises Commencement Date, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Second Expansion Premises shall not be void or voidable. As provided in Section 12 below, except in the event of a Default under the Lease, Tenant shall have the right to occupy the Temporary Premises through the date that Landlord Delivers the Second Expansion Premises to Tenant. As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the work letter attached to this Third Amendment as Exhibit B (“Second Expansion Premises Work Letter”).

The “Second Expansion Premises Commencement Date” shall be the earlier to occur of: (i) the date that Landlord Delivers the Second Expansion Premises to Tenant, or (ii) the date that Landlord could have delivered the Second Expansion Premises to Tenant but for Tenant Delays. The “Target Second Expansion Premises Commencement Date” shall be September 1, 2020. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Second Expansion Premises Commencement Date and the expiration date of the Lease in a form substantially similar to the form of the “Acknowledgement of Second Expansion Premises Commencement Date” attached hereto as Exhibit E; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect the parties’ rights hereunder.

For the period of 60 consecutive days after Delivery of the Second Expansion Premises, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Second Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.
Except as set forth in the Second Expansion Premises Work Letter and as otherwise expressly set forth in this Third Amendment: (i) Tenant shall accept the Second Expansion Premises in their condition as of the date Landlord Delivers the Second Expansion Premises to Tenant, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises and that the Second Expansion Premises were in good condition at the time possession was taken.
Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the Permitted Use.

3.
Definition of Premises and Rentable Area of Premises. Commencing on the Second Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises: That portion of the Project containing approximately 46,074 rentable square feet, consisting of (i) approximately 13,639 rentable square feet (the “Original Premises”), (ii) approximately 13,258 rentable square feet (the “Expansion Premises”), and (iii) approximately 19,177 rentable square feet (“Second Expansion Premises”), all as shown on Exhibit A.”
“Rentable Area of Premises: 46,074 sq. ft.”
Exhibit A attached to the Lease is amended as of the Second Expansion Premises Commencement Date to include Exhibit A attached to this Third Amendment.

4.	Base Rent.
(a)Existing Premises. Tenant shall continue to pay Base Rent for the Existing Premises as provided for in the Lease through June 20, 2021. Commencing on July 1, 2021, Tenant shall commence paying Base Rent with respect to the Existing Premises at the same rate per rentable square foot on a triple net basis that Tenant is then paying with respect to the Second Expansion Premises, as increased pursuant to Section 4(b) below.
(b)    Second Expansion Premises. Commencing on the Second Expansion Premises Commencement Date, Tenant shall pay Base Rent for the Second Expansion Premises in the amount of $4.95 per rentable square foot of the Second Expansion Premises per month on a triple net basis. Base Rent payable with respect to the Second Expansion Premises shall be increased on each annual anniversary of the Second Expansion Premises Commencement Date (each, an “Third Amendment Adjustment Date”) by multiplying the Base Rent payable with respect to the Second Expansion Premises immediately before such Third Amendment Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Second Expansion Premises immediately before such Third Amendment Adjustment Date.

Notwithstanding anything to the contrary contained herein, for the period commencing on the Second Expansion Premises Commencement Date (or, if the Second Expansion Premises Commencement Date occurs on a date other than the first day of a calendar month, commencing on the first day of the first full calendar month following the month in which the Second Expansion Premises Commencement Date occurs) through the expiration of the 12th full calendar month following the Second Expansion Premises Commencement Date, Tenant shall be required to pay Base Rent with respect to only 10,177 rentable square feet of the Second Expansion Premises (the “Partial Abatement Period”). Tenant shall commencing paying Base Rent with respect to the entire Second Expansion Premises on the day immediately following the expiration of the Partial Abatement Period.
(c)    Additional Tenant Improvement Allowance. Tenant shall continue to pay any Additional Rent payable with respect to the Additional Tenant Improvement Allowance (as defined in the First Amendment Work Letter attached to the First Amendment) actually disbursed to Tenant, if any, as provide in the Lease.

5.
Definition of Tenant’s Share of Operating Expenses. Commencing on the Second Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in their entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 33.71%”
Notwithstanding anything to the contrary contained herein or in the Lease, during the Partial Abatement Period, Tenant shall be required to pay administration rent each month equal to the amount of the administration rent that Tenant would have been required to pay in the absence of there being a Partial Abatement Period.

6.	Base Term. Commencing on the Second Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:
“Base Term: Commencing (i) with respect to the Original Premises on the Commencement Date, (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, and (iii) with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date, and ending with respect to the entire Premises on the date that is 84 months after the Second Expansion Premises Commencement Date.”

7.
Extension Right. For the avoidance of doubt, Tenant shall continue to have its Extension Right pursuant to Section 40 of the Lease; provided, however, that Tenant may only extend the Term of the Lease with respect to the entire Premises (i.e., the Existing Premises and the Second Expansion Premises).

8.	Right to Expand. Section 39(a) of the Lease is hereby deleted in its entirety and replaced with the following:
“(a)     Right of First Refusal. Subject to the terms of this Section 39, the first time following the date of the Third Amendment that Landlord intends to accept a written proposal or deliver a counter proposal which Landlord would be willing to accept (the “Pending Deal”) to lease all or a portion of the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal which Pending Deal Notice shall include the material business terms of the Pending Deal. For purposes of this Section 39(a), “ROFR Space” shall mean the space described on Exhibit C attached to the Third Amendment, which is not occupied by a tenant or which is occupied by a then existing tenant whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. Tenant shall be entitled to exercise its right under this Section 39(a) only with respect to the entire ROFR Space described in such Pending Deal Notice (“Identified Space”). Within 10 calendar days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the ROFR Space pursuant to this Section 39(a) is hereinafter referred to as the “Right of First Refusal.” If Tenant elects to lease the Identified Space by delivering the Space Acceptance Notice within the required 10 calendar day period, Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as this Lease except that the terms of this Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space. Tenant acknowledges that the term of this Lease with respect to the Identified Space may not be co-terminous with the Term of this Lease with respect to the then-existing Premises. If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 10 calendar day period, Tenant shall be deemed to have forever waived its rights under this Section 39(a) to lease the Identified Space. Notwithstanding the foregoing or Section 39(b), Tenant’s Right of First Refusal shall be restored if Landlord fails to enter into an agreement to lease the Identified Space to the Pending Deal Party within 6 months after Landlord’s delivery of the Pending Deal Notice to Tenant. Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 39(a) shall terminate and be of no further force or effect after the date that is 9 months prior to the expiration of the Base Term if Tenant has not delivered an Extension Notice (as defined in Section 40(a) below) to Landlord pursuant to Section 40(a).”

9.
Parking. Landlord shall, at Landlord’s cost and expense, install and, as part of Operating Expenses, power and maintain, 18 dual-head electric vehicle parking stations (“EV Stations”) in the non-reserved parking areas serving the Project. Tenant shall have the right, subject to the terms of Section 10 of the Lease, to use its pro rata share of the EV Stations in common with other tenants of the Project on a non-reserved basis.

10.
Signage. So long as Tenant leases at least 46,000 rentable square feet in the Building, Tenant shall have the right to display, at Tenant’s sole cost and expense, Tenant’s name and logo in a location on the Building top designated by Landlord (“Building Sign”). Tenant further acknowledges and agrees that the Building Sign including, without limitation, the location, size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of the Building Sign, for the removal of the Building Sign at the expiration or earlier termination of the Lease and for the repair all damage resulting from such removal.

11.
Fitness Center. As of the date of this Third Amendment, the Common Areas of the Building include a fitness center (“Fitness Center”) which Tenant has the right, at no additional cost other than (a) as part of Operating Expenses and/or (b) the additional charges applicable in connection with the use of the Fitness Center (e.g., fitness classes and personal training), to use the Fitness Center in common with others permitted by Landlord to use the Fitness Center. The Fitness Center shall continue to be made available during the Base Term provided; however, that (i) Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify and/or make repairs or improvements to any of the Fitness Center and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Fitness Center. Landlord agrees, within a reasonable period following the mutual execution and delivery of this Third Amendment by the parties, to upgrade the equipment located within the Fitness Center to a level consistent with the equipment contained in other fitness centers in first-class office buildings in South San Francisco, California, as of the date of this Third Amendment.

12.
Temporary Premises. Commencing on the date that is 1 business day after the mutual execution and delivery of this Third Amendment by the parties, and continuing until the date Landlord Delivers the Second Expansion Premises to Tenant, Landlord shall lease to Tenant and Tenant shall lease from Landlord approximately 5,569 rentable square feet of office space on the ground floor of the west Building, as shown on Exhibit D attached hereto (“Temporary Premises”). Tenant acknowledges and agrees that all of the terms and conditions of this Third Amendment shall apply to the leasing of the Temporary Premises as if the Temporary Premises were the Premises, except that: (a) the term of the Lease with respect to the Temporary Premises shall be as set forth in the first sentence of this Section 12; (b) Tenant shall not be required to pay any base rent for the Temporary Premises, but shall be required to pay Operating Expenses; (c) with respect to the Temporary Premises, Tenant’s Share of Operating Expenses shall be 4.08%, (d) Tenant shall be required to pay for all Utilities provided to the Temporary Premises; (e) Landlord shall deliver the Temporary Premises to Tenant free of furniture and in broom clean condition but shall not be required to make any improvements to the Temporary Premises and Tenant shall accept the Temporary Premises in its “as is” condition; (f) Tenant’s use of the Temporary Premises shall be limited to office purposes, (g) notwithstanding anything to the contrary contained in Section 22 of the Lease, Tenant shall not have the right to sublease any portion of the Temporary Premises or assign the Lease with respect to the Temporary Premises, and (h) Tenant shall have right, at Tenant’s sole cost and expense, to paint the Temporary Premises and perform other Alterations in the Temporary Premises approved by Landlord, all of which Alterations shall be subject to the terms of Section 12 of the Lease. Tenant acknowledges that Tenant shall be responsible for obtaining all licenses required for Tenant’s occupancy of the Temporary Premises including and for surrendering the Premises as required under the Lease at the end of the Temporary Premises Term. Notwithstanding anything to the contrary contained herein, if Landlord’s Delivery of the Second Expansion Premises is delayed by more than 30 days as a result of Tenant delays, commencing on the 31st day of such delay, Tenant shall commence paying Base Rent with respect to the Temporary Premises at the rate of $4.95 per rentable square foot of the Temporary Premises per month through the date that Landlord Delivers the Second Expansion Premises to Tenant.

13.
California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

14.
OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

15.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction, other than Savills Studley and Jones Lang LaSalle. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Savills Studley and Jones Lang LaSalle, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Third Amendment.

16.	Miscellaneous.
(a)    This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.
(b)    This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.
(c)    This Third Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(d)    Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

TENANT:
TRICIDA, INC.,
a Delaware corporation
By: /s/ Gerrit Klaerner
Its: CEO & President

LANDLORD:
ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
    a Delaware limited partnership,
    managing member
By:    ARE-QRS CORP.,
        a Maryland corporation,
        general partner
By: /s/ Allison Grochola
Its: Vice President RE Legal Affairs

Exhibit B

Third Amendment Work Letter
THIS THIRD AMENDMENT WORK LETTER (this “Third Amendment Work Letter”) is incorporated into that certain Lease Agreement dated as of April 4, 2014, as amended by that certain First Amendment to Lease of even date herewith (as amended, (the “Lease”) dated as of August 2, 2017, as further amended by that certain Second Amendment to Lease dated as of November 7, 2017, and as further amended by that certain Third Amendment to Lease of even date herewith, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and TRICIDA, INC., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.
1.General Requirements.
(a)    Tenant’s Authorized Representative. Tenant designates Matt Ford (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Third Amendment Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Third Amendment Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.
(b)    Landlord’s Authorized Representative. Landlord designates Hong Leahey and Greg Gehlen (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Third Amendment Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Third Amendment Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.
(c)    Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.
2.    Tenant Improvements.
(a)    Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Second Expansion Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below, including a connecting stairwell between the second and third floors of the Premises. Other than Landlord’s Work (as defined in Section 3(a) below), Landlord shall not have any obligation whatsoever with respect to the finishing of the Second Expansion Premises for Tenant’s use and occupancy.
(b)    Tenant’s Space Plans. Landlord and Tenant acknowledge and agree that that certain plan attached hereto as Schedule 1 (the “Space Plan”) has been approved by Landlord and Tenant.
(c)    Working Drawings. Not later than the date that is 12 weeks after the mutual execution and delivery of the Third Amendment by the parties, Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plan without submitting a Change Request. Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below). Landlord shall notify Tenant of any such material modifications as may be reasonably required in connection with the issuance of the TI Permit.
(d)    Approval and Completion. It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings must be completed and approved no later than January 1, 2020, in order for the Landlord’s Work to be Substantially Complete by the Target Second Expansion Premises Commencement Date (as defined in the Third Amendment). Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be paid for by Tenant, and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.
3.    Performance of Landlord’s Work.
(a)    Definition of Landlord’s Work. As used herein, “Landlord’s Work” shall mean the work of constructing the Tenant Improvements.
(b)    Commencement and Permitting. Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant. The cost of obtaining the TI Permit shall be shall be payable by Landlord. Tenant shall assist Landlord in obtaining the TI Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.
(c)    Completion of Landlord’s Work. Landlord shall substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Second Expansion Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this

Second Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.
(d)    Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s sole and absolute subjective discretion. As to all building materials and equipment that Landlord is obligated to supply under this Second Expansion Premises Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute subjective discretion, unless a specific manufacturer is identified in the TI Construction Drawings, in which case the specified manufacturer shall be used.
(e)    Delivery of the Second Expansion Premises. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept the Second Expansion Premises. Tenant’s taking possession and acceptance of the Second Expansion Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that Landlord’s Work was not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall continue to use reasonable efforts to cause such contractor to remedy such Construction Defect.
Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Second Expansion Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely by Tenant. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items. Landlord shall endeavor, in connection with Landlord’s completion of such punch list items, to minimize interference with Tenant’s use of the Second Expansion Premises for the Permitted Use.
(f)    Second Expansion Premises Commencement Date Delay. Except as otherwise provided in the Lease, Delivery of the Second Expansion Premises shall occur when Landlord’s Work has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):
(i)    Tenant’s Representative was not available within 2 business days to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;
(ii)    Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;
(iii)    Construction of any Change Requests;
(iv)    Tenant’s request for materials, finishes or installations requiring unusually long lead times, provided that Landlord notifies Tenant of such long lead times prior to any delay in the completion of Landlord’s Work;

(v)    Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;
(vi)    Tenant’s delay in providing information critical to the normal progression of the Project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;
(vii)    Tenant’s delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(d) below); or
(viii)    Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons that continues for more than 1 business day after Landlord’s notice thereof to Tenant.
If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been completed but for such Tenant Delay and such certified date shall be the date of Delivery.
4.    Changes. Any changes requested by Tenant to the Tenant Improvements shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.
(a)    Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid from the TI Fund to the extent actually incurred, whether or not such change is implemented). Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.
(b)    Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord any Excess TI Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.
5.    Costs.
(a)    Cost of Tenant Improvements. Except as otherwise provided in this Work Letter, Landlord shall be responsible for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of preparing the TI Construction Drawings and the Space Plan, all costs set forth in the budget for the Tenant Improvements and Landlord’s out-of-pocket expenses (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, in no event shall Landlord be required to pay for the purchase of any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling equipment.
(b)    Excess TI Costs. Tenant acknowledges and agrees that Landlord shall have no responsibility for any costs arising from or related to Tenant’s Changes to the Space Plan or to the TI Construction Drawings approved by Tenant and Landlord, Tenant Delays and the cost of Changes (collectively, “Excess TI Costs”). Upon Landlord’s request from time to time, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 100% of the Excess TI Costs. If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. Funds deposited by Tenant shall be disbursed to pay Excess TI Costs. If upon completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the Excess TI Costs deposited by Tenant, Landlord shall promptly return such undisbursed Excess TI Costs. Notwithstanding anything to the contrary set forth in this Work Letter, Tenant shall be fully and solely liable for Excess TI Costs.
6.    Tenant Access.
(a)    Tenant’s Access Rights. Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Second Expansion Premises (i) 14 days prior to the Second Expansion Premises Commencement Date to perform any work (including, without limitation, installation and set-up of Tenant’s furniture, fixtures, equipment and cabling) (“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord. Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.
(b)    No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Second Expansion Premises until Substantial Completion of Landlord’s Work.
(c)    No Acceptance of Second Expansion Premises. The fact that Tenant may, with Landlord’s consent, enter into the Second Expansion Premises prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Second Expansion Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.
7.    Miscellaneous.
(a)    Consents. Whenever consent or approval of either party is required under this Second Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.
(b)    Modification. No modification, waiver or amendment of this Second Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)    Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Costs during any period that there is a Default by Tenant under the Lease.

Exhibit E

Acknowledgment of Second Expansion Premises Commencement Date
This ACKNOWLEDGMENT OF SECOND EXPANSION PREMISES COMMENCEMENT DATE is made this _____ day of ______________, ____, between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and TRICIDA, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated ______________, _____ (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.
Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Second Expansion Premises Commencement Date is ______________, _____, and the termination date of the Base Term of the Lease shall be midnight on ______________, _____. In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Second Expansion Premises Commencement Date, this Acknowledgment of Second Expansion Premises Commencement Date shall control for all purposes.
IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF SECOND EXPANSION PREMISES COMMENCEMENT DATE to be effective on the date first above written.
TENANT:
TRICIDA, INC.,
a Delaware corporation

By:
Its:

LANDLORD:
ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
    a Delaware limited partnership,
    managing member
By:    ARE-QRS CORP.,
        a Maryland corporation,
        general partner

By:
Its:

E-1